Exhibit 10.50
AMENDMENT TO
MANAGEMENT AGREEMENT
     This AMENDMENT TO MANAGEMENT AGREEMENT (the “Amendment”), made as of the 29th day of June, 2006, is entered into by VistaCare, Inc., a Delaware corporation with its principal place of business at 4800 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 (the “Company”), and Ronald F. Watson, an individual residing in Scottsdale, Arizona (“Watson”).
Recitals:
     WHEREAS, pursuant to a Management Agreement dated May 17, 2004, entered into by the Company and Watson (the “Agreement”), the Company agreed to provide certain payments and benefits to Watson in the event Watson’s employment with the Company is terminated under certain circumstances; and
     WHEREAS, Watson’s employment with the Company will be terminated on or about June 30, 2006 under circumstances entitling Watson to receive the payments and benefits provided for in the Agreement; and
     WHEREAS, Watson has requested that the Company consider amending the Non-competition and Non-solicitation provisions contained in Section 8 of the Agreement, and the Company has agreed to such amendments in consideration of Watson’s agreement to forgo all or some of the payments and benefits provided for him under the Agreement; and
     WHEREAS, the parties wish to amend the Agreement on the terms and conditions set forth in this Amendment;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
     1. Amendment to Section 8 of the Agreement. The parties agree that Section 8 of the Agreement shall be amended as follows:
     “8. Non-competition and Non-solicitation. The Executive agrees that prior to the termination of the Executive’s employment with the Company for whatever reason, and thereafter for one year:
          (a) other than as provided in paragraph 8(c) below, the Executive will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, engage in or assist any other person to engage in the business of providing hospice services in competition with the Company or any of its subsidiaries; and

          (b) the Executive will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, solicit or hire from the Company or any of its subsidiaries or affiliates, or otherwise materially interfere with the business relationship of the Company or any of its subsidiaries or affiliates with, (i) any person who is, or was within the six-month period immediately prior to the termination of the Executive’s employment with the Company, employed by or associated with the Company or any of its subsidiaries or affiliates or (ii) any person or entity who is, or was within the six-month period immediately prior to the termination of the Executive’s employment with the Company, a patient referral source for the Company or any of its subsidiaries or affiliates.
          (c) If, during the non-competition period of this Agreement, the Executive desires to become employed by a competitor of the Company or engage in any other relationship not permitted under the provisions of paragraph 8(a) above, Executive shall notify the Chief Executive Officer and the General Counsel of the Company prior to the date of commencement of his employment or other relationship with such competitor. In consideration of Executive’s agreement to waive and release the Company from any and all obligations for payments and benefits from and after the date of commencement of his employment or other relationship with such competitor, and provided Executive has in good faith given the required notice, Company agrees to waive the non-competition restrictions of such paragraph 8(a).”
     2. No Other Amendment. The parties agree that all of the remaining terms and conditions of the Agreement not amended pursuant to paragraph 1, above, shall continue in full force and effect through the extended term of the Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year set forth above.

VISTACARE, INC.

By	/s/ Richard R. Slager

Richard R. Slager, CEO

/s/ Ronald F. Watson

Ronald F. Watson